Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717 Phone: 631.231.4600 www.medical-action.com

CONTACT:	John Sheffield – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FOURTH QUARTER AND FISCAL 2012 RESULTS

BRENTWOOD, NY, June 14, 2012 – Medical Action Industries Inc. (the “Company” or “Medical Action”) (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported results for the fourth quarter and fiscal year ended March 31, 2012.

Net sales for the fourth quarter of fiscal 2012 were $108.2 million, an increase of $3.0 million or 3%, compared to $105.3 million in net sales reported for the comparable prior year period. The Company incurred a net loss for the fourth quarter of fiscal 2012 of $2.5 million or $0.15 per basic and diluted share, compared to net income of $1.1 million or $0.07 per basic and diluted share, reported for the comparable prior year period. When compared to the comparable prior year period, the results for the fourth quarter of fiscal 2012 were negatively impacted by $1.2 million in higher resin costs, $0.8 million relating to a one-time tax valuation allowance against certain state net operating loss carry forwards and $0.4 million in higher costs of products procured from China-based vendors.

Net sales for fiscal 2012 were $437.3 million, an increase of $74.8 million or 21% from the $362.5 million in net sales reported for fiscal 2011. In fiscal 2011 (August 2010), the Company acquired AVID Medical, Inc. (“AVID”); therefore fiscal 2011 reported results included approximately seven months of AVID results. Excluding AVID, Medical Action’s net sales for fiscal 2012 were $298.9 million, representing a comparable increase of $17.8 million or 6% from fiscal 2011. During fiscal 2012, AVID generated net sales of $138.5 million, an increase of approximately 1% over the twelve months ended March 31, 2011 of $137.2 million, of which $81.5 million were included in Medical Action’s fiscal 2011 results.

The increase in net sales, excluding AVID, was comprised of $17.0 million in higher volumes and $0.8 million in higher average selling prices. The increase in volumes was predominantly attributable to higher domestic market penetration in our Patient Care market of $10.5 million and our Clinical Care market of $6.5 million. The increase in average selling prices resulted principally from net price increases of $1.4 million on certain products associated with our Clinical Care market. These were partially offset by a $0.6 million decrease in the aggregate average selling price of our Patient Care market. These pricing fluctuations are significantly influenced by competitive pressures, the renewal of certain Group Purchasing Organization supply agreements and a change in the mix of products purchased by our customers.

Net income for fiscal 2012 was $0.2 million or $0.01 per basic and diluted share, versus the $4.4 million or $0.27 per basic and diluted share reported for fiscal 2011. Included in net income for fiscal 2012 was an extraordinary pre-tax gain of $0.7 million or $0.03 per basic and diluted share (net of applicable tax expense) due to an insurance settlement related to inventories damaged in fiscal 2011 as a result of weather-related flooding. Net income for fiscal 2011 included an extraordinary pre-tax loss of $1.5 million or $0.05 per basic and diluted share (net of applicable tax benefit) due to inventories damaged as a result of weather-related flooding and one-time pre-tax transaction costs of $1.3 million related to the acquisition of AVID.

As of March 31, 2012, the Company’s cash on hand was $5.3 million and working capital was $60.6 million. Additionally, the Company generated operating cash flow of $4.0 million during the twelve months ended March 31, 2012.

On June 7, 2012, the Company entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”), which governs our borrowings. As of June 14, 2012, the Company had $70.7 million in borrowings outstanding under the Credit Agreement and $5.3 million available for borrowing under the Credit Agreement. The Company believes that the anticipated future operating cash flow, coupled with cash on hand and available funds under the Credit Agreement, should enable us to allocate funds for purposes such as capital expenditures, marketing, product development and other general corporate purposes.

“We continue to focus on organic growth and improving profitability, as well as delivering exceptional service to our customers,” said Chief Executive Officer and President, Paul D. Meringolo. “Net sales have increased from the comparable prior year period however profitability was down. Competitive pricing pressures and persistent volatility in raw material costs, particularly resin and cotton, continue to influence our gross profits. As announced in April, we are realigning our business into strategic business units in order to increase focus on targeted market segments. Finally, we are pleased to have renegotiated a credit agreement with our lenders which provides the Company with greater flexibility to focus on the business and our operating plans.”

Medical Action invites its stockholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on June 14, 2012. You may participate in the conference call by calling (877) 637-9564 (domestic) or (973) 935-8511 (international); conference ID #89890094. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on June 14, 2012.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

# # # #

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives for management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements included in this news release are made as of the date hereof and are based on information available to us as of such date. The Company assumes no obligation to update any forward-looking statement. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including manufacturing inefficiencies, termination or interruption of relationships with our suppliers, potential delays in obtaining regulatory approvals, product recalls, product liability claims, our inability to successfully manage growth through acquisitions, our failure to comply with governing regulations, risks of international procurement of raw materials and finished goods, market acceptance of our products, market price of our Common Stock, foreign currency fluctuations, resin volatility and other factors referred to in our press releases and reports filed with the Securities and Exchange Commission (the “SEC”). Please see the Company’s filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

Medical Action Industries Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2012	March 31, 2011
Current Assets
Cash and cash equivalents	$5,384	$1,691
Accounts receivable, less allowance for doubtful accounts of $781 at March 31, 2012 and $804 at March 31, 2011	30,845	32,330
Inventories, net	53,825	54,674
Prepaid expenses	1,831	1,702
Deferred income taxes	3,139	2,801
Prepaid income taxes	1,279	1,938
Other current assets	1,880	1,637

Total Current Assets	98,183	96,773

Property, plant and equipment, net	49,085	53,901
Goodwill	107,801	107,689
Other intangible assets, net	39,223	41,860
Other assets, net	2,852	3,319

Total Assets	$297,144	$303,542

Current Liabilities
Accounts payable	$11,295	$17,069
Accrued expenses	18,135	22,235
Current portion of capital lease obligation	132	92
Current portion of long-term debt	8,000	16,360

Total Current Liabilities	37,562	55,756

Deferred income taxes	29,450	26,993
Capital lease obligation, less current portion	13,655	13,790
Long-term debt, less current portion	67,670	58,776

Total Liabilities	148,337	155,315

Stockholders’ Equity
Common stock 40,000,000 shares authorized, $.001 par value; issued and outstanding 16,390,628 shares at March 31, 2012 and 16,383,128 shares at March 31, 2011	16	16
Additional paid-in capital	34,478	33,799
Accumulated other comprehensive loss	(717)	(437)
Retained earnings	115,030	114,849

Total Stockholders’ Equity	148,807	148,227

Total Liabilities and Stockholders’ Equity	$297,144	$303,542

Medical Action Industries Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Fiscal Year Ended March 31,
	2012	2011	2010
Net sales	$437,321	$362,494	$290,146
Cost of sales	372,380	298,615	221,242

Gross profit	64,941	63,879	68,904

Selling, general and administrative expenses	59,372	51,978	40,198

Operating income	5,569	11,901	28,706

Interest expense	4,571	2,889	1,352
Interest income	—	(1)	(4)

Income before income taxes and extraordinary item	998	9,013	27,358
Income tax expense	1,272	3,821	10,517

Income (loss) before extraordinary item	(274)	5,192	16,841

Extraordinary gain (loss), net of applicable taxes	455	(838)	—

Net income	$181	$4,354	$16,841

Per share basis:
Basic
Income (loss) before extraordinary item	$(0.02)	$0.32	$1.04
Extraordinary gain (loss), net of applicable taxes	0.03	(0.05)	—

Net income	$0.01	$0.27	$1.04

Diluted
Income (loss) before extraordinary item	$(0.02)	$0.32	$1.03
Extraordinary gain (loss), net of applicable taxes	0.03	(0.05)	—

Net income	$0.01	$0.27	$1.03

Medical Action Industries Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share data)

	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
Balance at March 31, 2009	16,028,161	$16	$28,602	($267)	$93,654	$122,005

Net income		—	—	—	16,841	16,841
Other comprehensive loss:
Pension liability adjustment, net of tax effect of ($67)		—	—	(107)	—	(107)

Comprehensive income						16,734

Exercise of stock options, net	316,250	—	2,849	—	—	2,849
Amortization of deferred compensation		—	111	—	—	111
Tax effect from vesting/cancellation of stock under restricted management stock bonus plan and the exercise of options		—	(358)	—	—	(358)
Stock-based compensation		—	1,381	—	—	1,381

Balance at March 31, 2010	16,344,411	$16	$32,585	($374)	$110,495	$142,722

Net income		—	—	—	4,354	4,354
Other comprehensive loss:
Pension liability adjustment, net of tax effect of ($46)		—	—	(63)	—	(63)

Comprehensive income						4,291

Exercise of stock options, net	45,750	—	173	—	—	173
Issuance of common stock pursuant to restricted management stock bonus plan	7,500					—
Retirement of unvested restricted stock awards	(14,533)					—
Amortization of deferred compensation		—	43	—	—	43
Tax effect from vesting/cancellation of stock under restricted management stock bonus plan and the exercise of options		—	279	—	—	279
Stock-based compensation		—	719	—	—	719

Balance at March 31, 2011	16,383,128	$16	$33,799	($437)	$114,849	$148,227

Net income					181	181
Other comprehensive loss:
Pension liability adjustment, net of tax effect of ($125)				(280)		(280)

Comprehensive loss						(99)

Exercise of stock options, net	7,500	—	20			20
Amortization of deferred compensation			20			20
Tax effect from vesting/cancellation of stock under restricted management stock bonus plan and the exercise of options			51			51
Stock-based compensation			588			588

Balance at March 31, 2012	16,390,628	$16	$34,478	($717)	$115,030	$148,807

Medical Action Industries Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended March 31,
	2012	2011	2010

Cash flows from operating activities:
Net income	$181	$4,354	$16,841
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary loss (gain)	(700)	1,455	—
Depreciation	5,720	5,553	4,563
Amortization	4,289	3,328	2,169
Provision for doubtful accounts	72	12	72
Deferred income taxes	2,419	746	1,584
Stock-based compensation	608	762	1,492
Excess tax liability from stock-based compensation	(300)	140	151
Loss (gain) on sale of property and equipment	—	19	(422)
Tax benefit (expense) from exercise of warrants and options	51	279	(358)
Changes in operating assets and liabilities:
Accounts receivable	1,198	(3,632)	3,093
Inventories	827	(11,787)	8,361
Prepaid expenses and other current assets	328	462	(133)
Prepaid income taxes	659	158	1,799
Other assets	(1,185)	(2,098)	(911)
Accounts payable	(5,774)	2,004	3,501
Accrued expenses, payroll, payroll taxes and other	(4,380)	3,419	1,466

Net cash provided by operating activities	4,013	5,174	43,268

Cash flows from investing activities:
Purchase price and related acquisition costs	125	(62,525)	—
Purchases of property, plant and equipment	(907)	(3,642)	(4,202)
Proceeds from sale of property and equipment	3	4	2,078

Net cash used in investing activities	(779)	(66,163)	(2,124)

Cash flows from financing activities:
Proceeds from revolving line of credit and long-term borrowings	105,867	184,823	12,850
Principal payments on revolving line of credit and long-term borrowings	(105,333)	(127,922)	(54,622)
Principal payments on capital lease obligations	(95)	(35)	(39)
Proceeds from exercise of employee stock options	20	173	2,849

Net cash provided by (used in) financing activities	459	57,039	(38,962)

Net increase (decrease) in cash and cash equivalents	3,693	(3,950)	2,182
Cash and cash equivalents at beginning of year	1,691	5,641	3,459

Cash and cash equivalents at end of year	$5,384	$1,691	$5,641

Supplemental disclosures:
Interest paid	4,505	1,989	1,358
Income taxes paid (refunded)	(1,304)	2,063	7,341